Exhibit 10.2
FIRST AMENDMENT TO THE
HORNBECK OFFSHORE SERVICES, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN
This FIRST AMENDMENT TO THE HORNBECK OFFSHORE SERVICES, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN (this "Amendment") is made effective as of the 18th day of June, 2015, by the Board of Directors (the "Board") of Hornbeck Offshore Services, Inc. (the "Company").
WHEREAS, the Company sponsors the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan (the "ESPP");
WHEREAS, pursuant to the "Amendment or Termination" section of the ESPP, the Board may at any time amend the provisions of the ESPP;
WHEREAS, the Company desires to amend the ESPP to (i) increase the number of shares of common stock that are available for sale under the ESPP and (ii) extend the term of the ESPP to June 18, 2025; and
WHEREAS, the stockholders of the Company have passed a resolution approving this Amendment;
NOW, THEREFORE, the Board hereby amends the ESPP as follows:
1.Paragraph (a) under the section titled "Stock" shall be amended to increase the number of shares available for sale under the ESPP by one million five hundred thousand (1,500,000) by replacing the first sentence with the following:
"Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be two million two hundred thousand (2,200,000) shares."

2.    The section titled "Term of the Plan" shall be amended to extend the term of the ESPP by amending it to read in its entirety as follows:
"The Plan shall become effective upon the later to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect until June 18, 2025 unless sooner terminated under Section 20 hereof.
3.    Except as set forth herein and as previously amended, the ESPP shall continue in full force and effect.
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